                                                                    EXHIBIT 23.1

                  REPORT OF INDEPENDENT CHARTERED ACCOUNTANTS



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
 OF RICH COAST, INC.



We have audited the accompanying consolidated balance sheets of Rich Coast, Inc. (formerly Rich Coast Resources Ltd.) as of April 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash
flows for each of the three years in the period ended April 30, 1998.   These
financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at April 30, 1998 and 1997 and the consolidated results of its operations and cash flows for each of the three years in the period ended April 30, 1998 in conformity with generally accepted accounting principles in the United States.



"Smythe Ratcliffe"

Chartered Accountants

Vancouver, Canada
July 27, 1998, except for notes 2(k), (l) and 9, which are as of January 19, 1999, and notes 1 and 2(f), which are as of March 17, 1999.

See notes to consolidated financial statements.